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                                                                    EXHIBIT 99.1

For immediate release                                For Further Information
                                                     please contact:

January 15, 1998                                     Robert Ucciferri, President
                                                     And Chief Executive Officer
                                                     (714) 996-1800

                                 PRESS RELEASE
                                 -------------

                            BYL BANCORP ANNOUNCES
                            ---------------------
                   EARNINGS FOR THE FOURTH QUARTER OF 1997
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Yorba Linda, CA.--BYL Bancorp announced fourth quarter net income of
$680,000, 76% higher than the $386,000 posted for the comparable 1996 quarter. This represents diluted per share earnings of $0.40 for the fourth quarter 1997, versus $0.24 per share in 1996. These earnings were also 26% higher than the $536,000, or $0.32 diluted per share earnings, reported in the third quarter of 1997. Year-to-date net income increased 75% to $2,109,000 from $1,202,000 reported in 1996. This represents diluted per share earnings of $1.28 for 1997, as compared to $1.04 per share in 1996. Additionally, total assets rose 41% to $164.6 million at December 31, 1997 from $116.5 million at the beginning of the year. A more detailed report of financial performance will be issued in early February 1998.

The BYL Bancorp is a California corporation headquartered in Yorba Linda, California with total assets of $164.6 million as of December 31, 1997. The Bank's primary market area is Orange County, California in which it operates five full-service banking centers and two divisional loan origination offices. Additionally, the Bank has mortgage loan origination offices in Utah and Washington state. The Bank specializes in originating and selling non-conforming and conforming residential real estate loans and Small Business Administration ("SBA") guaranteed loans. The Bank is the recipient of the prestigious Bauer Financial Reports five star rating for 1996, the highest financial performance ranking given to banking institutions by this nationally recognized financial institution rating service.